Exhibit 99.1

FCC Concludes Inquiry into Renewal of Spectrum Licenses Included in Straight Path Spin-Off: Says it Does Not Plan Further Action

NEWARK, NJ – August 25, 2022: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications, and traditional communications services, announced today that it has been informed by the Enforcement Bureau of the Federal Communications Commission’s Spectrum Enforcement Division that the Bureau has completed its review of the record regarding the renewal of spectrum licenses included in IDT’s 2013 spinoff of Straight Path Communications and, at this time, does not plan to take further action in the matter.

“We cooperated with the Enforcement Bureau throughout their review, and welcome this outcome,” said Shmuel Jonas, IDT’s Chief Executive Officer.

About IDT Corporation:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud communications, and traditional communications services. We make it easy for families to contact and support each other across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

Our BOSS Money international remittance and BOSS Revolution international calling services make sending money and speaking with friends and family around the world convenient and reliable. National Retail Solutions’ (NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. net2phone’s communications-as-a-service solutions provide businesses with intelligently integrated cloud communications and collaboration tools across channels and devices. Our IDT Global and IDT Express wholesale offerings enable communications service enterprises to provision and manage international voice and SMS services.

Contact:

Bill Ulrey

IDT Investor Relations

Phone: (973) 438-3838

E-mail: invest@idt.net

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